Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

British American Tobacco p.l.c.

Globe House

4 Temple Place

London WC2R 2PG

United Kingdom

2 October 2018

U.S.$ Fixed and Floating Rate Notes (the “Notes”) of B.A.T Capital Corporation (“BATCAP” or the “Issuer”) and guaranteed by British American Tobacco p.l.c. (“British American Tobacco”), B.A.T. International Finance p.l.c. (“BATIF”), Reynolds American Inc. (“RAI”), British American Tobacco Holdings (The Netherlands) B.V. (“BATHTN”), and B.A.T. Netherlands Finance B.V. (“BATNF”) (the “Guarantors”) to be issued in exchange for U.S.$ Fixed and Floating Rate Notes issued by the Issuer on 15 August 2017 (the “Outstanding Notes”)

1

We have acted as English legal advisers to the Issuer and the Guarantors in connection with the issue of the Notes and the giving of the guarantees (the “Guarantees”) by the Guarantors in respect of the Notes and have taken instructions solely from the Issuer and the Guarantors. The Notes are expected to be issued in exchange for the Outstanding Notes (the “Exchange”) on the terms set forth in the registration statement on Form F-4 filed with the Securities and Exchange Commission on 2 October 2018 (the “Registration Statement”).

2

This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	(except in the case of BATIF and British American Tobacco) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party

4.2	(in the case of each party) those documents have been or (in the case of the Notes and the Guarantees) will be validly executed and delivered by the relevant party

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

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4.3	all copy documents conform to the originals and all originals are genuine and complete

4.4	each signature is the genuine signature of the individual concerned

4.5

each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law

5

Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 6 below and to any matters not disclosed to us, we are of the following opinion:

5.1	BATIF has been incorporated and is existing as a company with limited liability under the laws of England.

5.2

BATIF has corporate power to enter into and to perform its obligations under the Indenture and the relevant Guarantee and has taken all necessary corporate action to authorise its execution, delivery and performance of the Indenture and the relevant Guarantee.

5.3	British American Tobacco has been incorporated and is existing as a company with limited liability under the laws of England.

5.4

British American Tobacco has corporate power to enter into and to perform its obligations under the Indenture and the relevant Guarantee and has taken all necessary corporate action to authorise its execution, delivery and performance of the Indenture and the relevant Guarantee.

6	This opinion is subject to the following:

6.1

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or any listing particulars prepared in connection with the Exchange, or that no material facts have been omitted from either of them. We express no opinion as to whether any listing particulars prepared in connection with the Exchange contain all the information required by Section 80 of the FSMA and Part VI of the FSMA or whether the persons responsible for listing particulars under Part VI of the FSMA have discharged their obligations thereunder.

6.2	We have assumed that no circumstances will occur or arise requiring the submission and publication of supplementary listing particulars in accordance with Part VI of the FSMA.

6.3

We express no opinion as to compliance or otherwise with any financial limitations on borrowings or the giving of guarantees by BATIF contained in BATIF’s Articles of Association or any financial limitations on borrowings or the giving of guarantees by British American Tobacco contained in British American Tobacco’s Articles of Association.

6.4	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity given by BATIF or British American Tobacco may be void under Section 117 of the Stamp Act 1891.

6.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

6.6	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

6.7

Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be or have been performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

6.8	The English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.9

The English courts may not be restricted from applying overriding provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.

7

This opinion is addressed to you solely for your benefit in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, save as set out below. This opinion may, however, be disclosed by the addressees hereof to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the Registration Statement, provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent.

8

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us made under the heading “Legal Matters” in the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Schedule

1	A certified copy of the Memorandum and Articles of Association of BATIF.

2	A certified extract of the Minutes of a Meeting of the Board of Directors of BATIF held on 20 July 2017.

3	A certified copy of the Memorandum and Articles of Association of British American Tobacco.

4	A certified extract from the Minutes of a Meeting of the Board of Directors of British American Tobacco held on 25 July 2017.

5

Indenture dated 15 August 2017 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF, BATCAP and RAI, each as a guarantor, Wilmington Trust, National Association as trustee (the “Trustee”) and Citibank, N.A., London Branch as paying agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) (as supplemented by a supplemental indenture dated 28 September 2018, together the “Indenture”).